UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2010
DIGITAL ANGEL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 VILLAUME AVENUE SOUTH SAINT PAUL, MINNESOTA	55075

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 651-455-1621
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information
Item 2.05 Costs Associated with Exit or Disposal Activities.
Digital Angel Corporation (the “Company” or “Digital Angel”) has determined that it is desirable and in the best interests of the Company to substantially complete the restructuring of its corporate group by the end of 2010. These actions will result in the elimination of the Company’s corporate structure and the associated costs of a separate headquarters and several management positions. These items were approved by the Company’s Board of Directors on June 30, 2010.
Over the past two years, as a part of Digital Angel’s turnaround plan, the Company has been divesting businesses deemed to be non-core in order to focus on the animal identification market in which our subsidiary Destron Fearing Corporation (“Destron Fearing”) operates. As a result of this streamlining, the Company no longer needs the corporate infrastructure put in place by the previous management team. By integrating Destron Fearing’s operational management with Digital Angel’s management of public company functions and responsibilities, positions that can be more efficiently outsourced or performed at Destron Fearing will be eliminated.
Effective June 30, 2010, Lorraine M. Breece has stepped down from her position as the Company’s Chief Financial Officer as this position has been integrated into the Destron Fearing finance department. Jason G. Prescott, Treasurer of Digital Angel Corporation and VP of Finance for Destron Fearing, has assumed the position of Chief Financial Officer upon Ms. Breece’s departure. As of October 1, 2010, the positions of the VP of Corporate Development and VP of Internal Audit will be eliminated and effective December 31, 2010, the positions of Chief Operating Officer and General Counsel will be eliminated.
As a result of the actions, the Company expects to record pre-tax severance and separation charges of approximately $1.2 million during 2010. The leases on the South Florida office space previously used as corporate headquarters have expired. The new streamlined structure is anticipated to result in annualized cost savings of approximately $2.0 million.
On July 7, 2010, the Company issued a press release regarding the changes in the corporate structure and management team which is attached hereto as Exhibit 99.1 and is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Exhibit 99.1 shall not be incorporated by reference into any filing under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.
Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Lorraine M. Breece
Effective June 30, 2010, Lorraine M. Breece stepped down from her position as the Company’s Chief Financial Officer as this position has been integrated into the Destron Fearing finance department. In addition to any accrued but unpaid compensation, Ms. Breece will receive a severance package, subject to the signing of a general release and waiver agreement, in accordance with our severance policy.

Jason G. Prescott
Jason G. Prescott, age 35, was appointed Chief Financial Officer on June 30, 2010. Mr. Prescott has served as the Company’s Treasurer since January 2008 and Vice President of Finance for Destron Fearing since January 2008. He served as Corporate Controller for Destron Fearing from January 2004 to January 2008. Mr. Prescott joined Destron Fearing in October 2002 as Director of Finance and Administration. Mr. Prescott began his career as an auditor with Arthur Andersen LLP and later joined the audit practice at Deloitte & Touche. He earned a Bachelor of Business Administration in Accounting from the University of Notre Dame and is a licensed CPA (inactive) in Minnesota.
Mr. Prescott will continue to receive his base salary of $140,000 and is eligible to receive an annual bonus, subject to the approval of the Company’s Board of Directors, ranging from 0% to 60% of base salary based on performance metrics and goals as determined by the Company. Mr. Prescott is not currently under an employment agreement with the Company.
Parke H. Hess
On or before December 31, 2010, the Company’s Chief Operating Officer position will be eliminated, currently held by Parke H. Hess. Upon his departure and upon signing a general release and waiver agreement, Mr. Hess will receive a salary and bonus severance in accordance with his employment agreement.
Exhibit 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

99.1	Press Release of the Company dated July 7, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL ANGEL CORPORATION

Date: July 7, 2010

	By:	/s/ Jason G. Prescott
		Name:	Jason G. Prescott
		Title:	Chief Financial Officer